                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                      FORM 8-K/A

                                   AMENDMENT NO. 1

                                    CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                            SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported):  August 28, 1997


                            TRIANGLE PHARMACEUTICALS, INC.
                (Exact name of Registrant as specified in its charter)



                          Commission File Number:  000-21589


                    DELAWARE                               56-1930728
           (State or other jurisdiction                 (I.R.S. Employer
         of incorporation or organization)             Identification No.)


         4 University Place
         4611 University Drive
         Durham, North Carolina                                   27707
      (Address of principal executive offices)                  (zip code)

      Registrant's telephone number, including area code: (919) 493-5980


The undersigned registrant, in order to provide the financial statements required to be included in the Current Report on Form 8-K dated September 11, 1997 in connection with the acquisition of Avid Corporation, hereby amends the following item, or other portions of such Current Report on Form 8-K set forth in the pages attached hereto.

Item 7. Financial Statements and Exhibits.

        The financial statements and information in the following table of contents and attached hereto are hereby filed with the Commission in accordance with the above-referenced item.

(a)    FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

       The following financial statements of the Avid Corporation ("Avid"), are submitted herewith on the indicated pages:

                                                                      PAGE NO.

Independent Auditor's Report............................................  5

Consolidated Balance Sheets -
  December 31, 1996 and 1995............................................  6

Consolidated Statements of Operations -
  For the Years Ended December 31, 1996 and 1995........................  7

Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1996 and 1995...........................................   8

Consolidated Statements of Cash Flows -
  For the Years Ended December 31, 1996 and 1995.......................   9

Notes to Consolidated  Financial Statements -
  For the Years Ended December 31, 1996 and 1995.......................10-20

Condensed Consolidated Balance Sheet as of June 30, 1997 (unaudited)...   21

Condensed Consolidated Statements of Operations -
  For the Six Month Periods Ended June 30, 1997 and 1996 (unaudited)...   22

Condensed Consolidated Statements of Cash Flows -
  For the Six Month Periods Ended June 30, 1997 and 1996 (unaudited)...   23

Notes to Condensed Consolidated Financial Statements...................   24

(b)  PRO FORMA FINANCIAL INFORMATION.

    The following unaudited pro forma condensed combined financial information of Triangle Pharmaceuticals, Inc. ("Triangle" and/or the "Registrant") and Avid are submitted herewith on the indicated pages.


                                                                       PAGE NO.

Pro Forma Condensed Combined Balance Sheet at June 30, 1997 (unaudited)..25-26 Pro Forma Condensed Combined Statements of Operations:
  For the Year Ended December 31, 1996 (unaudited)........................  27
  For the Six-months Ended June 30, 1997 (unaudited)......................  28
Notes to Pro Forma Condensed Combined Financial Data (unaudited)..........  29
Signatures................................................................  30


The unaudited pro forma condensed combined balance sheet of the Registrant as of June 30, 1997 reflects the financial position of the Registrant after giving effect to the acquisition of Avid discussed in Item 2 and assumes the acquisition took place on June 30, 1997 and was accounted for as a purchase. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 1996 and the six-months ended June 30, 1997 assume that the acquisition occurred on January 1, 1996, and are based on the operations of Registrant and Avid for the year ended December 31, 1996 and the six-months ended June 30, 1997.

The unaudited pro forma condensed combined financial statements have been prepared by Registrant based on historical information, preliminary estimates and assumptions management deems appropriate. The unaudited pro forma condensed combined financial statements presented herein are shown for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of Registrant, or of the financial position or results of operations of Registrant that would have actually occurred had the transaction been in effect as of the date or for the periods presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Registrant's 1996 Annual Report on Form 10-K and the historical Avid financial statements included in Item 7(a) in this Current Report on Form 8-K/A.

The acquisition of Avid was facilitated by the issuance (or potential issuance) of shares of Triangle common stock as follows:

                                                            SHARES    $ VALUES

Total Triangle shares/purchase value exchange
  for all of the outstanding capital stock of Avid         400,000    $8,117,500

Reserved for contingent issuance against satisfaction
 of certain milestones                                   2,100,000

Direct cost of acquisition                                            $1,100,000
                                                                      ----------
                                                                      $9,217,500
                                                                      ----------
                                                                      ----------

(c) EXHIBITS.

EXHIBIT NO.   DESCRIPTION
----------    -----------

  *2.1 Agreement and Plan of Reorganization dated as of June 30, 1997, by and among Triangle, Merger Sub and Avid.

 **2.2  Certificate of Merger between Merger Sub and Avid dated August 28,
        1997.

 **2.3 Agreement and Plan of Merger between Merger Sub and Avid, dated August 28, 1997.

  23.1  Consent of KPMG Peat Marwick LLP.

**99.1  Press Release, dated July 1, 1997.

**99.2  Press Release, dated August 29, 1997.

------------
 * Incorporated by reference to the same numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, filed with the Securities and Exchange Commission on August 14, 1997.

** Incorporated by reference to the same numbered exhibit to the Company's
    Current Report on Form 8-K dated September 11, 1997, filed with the Securities and Exchange Commission on September 11, 1997.

    ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

    (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.


                             INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Avid Corporation:

We have audited the accompanying consolidated balance sheets of Avid Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avid Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Avid Corporation and subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and will require additional capital to fund future operations. At December 31, 1996, these circumstances raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






KPMG Peat Marwick LLP
Philadelphia, PA
June 27, 1997

                          AVID CORPORATION AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS
                              DECEMBER 31, 1996 AND 1995
                              --------------------------


                            ASSETS                                          1996              1995
                            ------                                      ------------     -----------
Current assets:
    Cash and cash equivalents                                           $  2,709,734     $   406,600
    Short-term investments                                                         -         297,254
    Prepaid expenses and other current assets                                 48,557               -
    Net assets from discontinued operations                                  715,358       1,958,233
                                                                        ------------     -----------
         Total Current Assets                                              3,473,649       2,662,087

    Property and equipment, net                                              160,270         245,688
    Other assets                                                                   -          26,399
    Net assets from discontinued operations                                        -         573,081
                                                                        ------------     -----------
         Total Assets                                                   $  3,633,919     $ 3,507,255
                                                                        ------------     -----------
                                                                        ------------     -----------

              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------

Current liabilities:
    Accounts payable                                                    $    105,082     $    14,627
    Accrued expenses                                                         429,915           5,910
    Obligation under capital lease, current portion                           77,532          91,569
                                                                        ------------     -----------
         Total Current Liabilities                                           612,529         112,106
Obligation under capital lease                                                64,885         123,294

Stockholders' equity:
  Redeemable convertible Preferred Stock,
   $0.01 par value, 17,000,000 shares authorized:
     Series A, 2,000,000 shares authorized, 2,000,000 shares issued and outstanding (liquidation values of $1,921,390 and
      $1,861,356 at December 31, 1996 and 1995, respectively)                 20,000          20,000

     Series B, 6,000,000 shares authorized, 2,953,698 shares issued and outstanding (liquidation values of $5,381,364 and
      $4,951,247 at December 31, 1996 and 1995, respectively)                 29,537          29,537

     Series C, 9,000,000 shares authorized, 3,637,146 shares issued and outstanding (liquidation value of $6,555,117 at
      December 31, 1996)                                                      36,371               -
  Common Stock, $0.01 par value, 30,000,000 shares authorized,
   7,663,524 shares issued and outstanding at December 31, 1996
   and 1995                                                                   76,635          76,635

  Additional paid-in capital                                              13,390,000       7,695,356
  Accumulated deficit                                                    (10,596,038)     (4,549,673)
                                                                        ------------     -----------
      Total Stockholders' Equity                                           2,956,505       3,271,855
                                                                        ------------     -----------

      Total Liabilities and Stockholders' Equity                        $  3,633,919     $ 3,507,255
                                                                        ------------     -----------
                                                                        ------------     -----------


             See accompanying notes to consolidated financial statements.

                         AVID CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    ----------------------------------------------


                                                            1996        1995
                                                        ----------   ----------
Operating expenses:
  Selling, general, and administrative                  $  814,537   $  847,529
  Research and development                               3,896,532    1,451,314
                                                        ----------   ----------
                                                         4,711,069    2,298,843
                                                        ----------   ----------

    Loss from operations                                (4,711,069)  (2,298,843)

Other income (expense):
  Interest income                                           14,688      100,301
  Interest expense                                         (14,336)     (12,669)
  Other                                                       (956)     165,309
                                                        ----------   ----------
                                                              (604)     252,941

     Loss from continuing operations
      before provision for income taxes                 (4,711,673)  (2,045,902)

Income tax benefit                                             --       221,635
                                                        ----------   ----------

     Net loss from continuing operations                (4,711,673)  (1,824,267)

Discontinued operations (Note 11):
   Income (loss) from operations of Quality Biotech
    (less applicable income taxes of $252,299 in 1995)  (1,334,692)     387,055
                                                       -----------    ---------
   Net loss                                            $(6,046,365) $(1,437,212)
                                                       -----------   ----------
                                                       -----------   ----------


            See accompanying notes to consolidated financial statements.

                         AVID CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                  ----------------------------------------------

                                   SERIES A    SERIES B    SERIES C
                                 REDEEMABLE  REDEEMABLE  REDEEMABLE                ADDITIONAL
                                  PREFERRED   PREFERRED   PREFERRED      COMMON       PAID-IN   ACCUMULATED
                                      STOCK       STOCK       STOCK       STOCK       CAPITAL       DEFICIT       TOTAL
                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------
Balance, December 31, 1994       $   20,000  $   29,537  $     --    $   76,184   $ 7,620,441  $(3,112,461)  $4,633,701

 Issuance of 200 shares of
  Common Stock at $1.06 per
  share for option exercise             --          --         --             2           210          --           212

 Issuance of 200 shares of
  Common Stock at $0.47 per
  share for option exercise             --          --         --             2            92          --            94

 Issuance of 1000 shares of
  Common Stock at $1.06 per
  share for option exercise             --          --         --            10         1,050           --        1,060

 Issuance of 101,000 shares
  of Common Stock as part of
  termination agreement at
  $1.00 per share                       --          --         --         1,010        99,990           --      101,000

 Receipt of 67,333 shares as
  payment for options and booked
  as Treasury Stock at $1.50
  per share                             --          --         --          (673)    (100,327)           --     (101,000)

 Issuance of 10,000 shares of
  Common Stock as part of
  consulting agreement at $1.50
  per share                             --          --         --           100       14,900           --        15,000

  Amortized warrant costs               --          --         --           --         9,000           --         9,000
  Write up of options to fair
   value                                --          --         --           --        50,000           --        50,000
  Net loss                              --          --         --           --           --     (1,437,212)  (1,437,212)

                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------
Balance, December 31, 1995       $   20,000  $   29,537  $     --    $   76,635   $7,695,356   $(4,549,673)  $3,271,855
                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------
                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------
 Amortized warrant costs                --          --         --           --         9,000          --          9,000
 Sale of 3,479,518 shares
  of Series C Preferred
  Stock at $1.75 per share,
  net of $642,990 of issuance
  costs                                 --          --       34,795         --     5,411,371          --      5,446,166
  Sale of 155,428 shares
    of Series C Preferred
    Stock at $1.75 per share
    as part of a commission
    agreement                           --          --        1,554         --       270,445          --        271,999
  Issuance of 2,200 shares
    of Series C Preferred
    Stock at $1.75 per share
    as interest payment on a
    loan                                --          --           22         --        3,828           --          3,850

Net loss                                --          --         --           --         --        (6,046,365) (6,046,365)
                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------
Balance, December 31, 1996       $   20,000  $   29,537  $   36,371  $   76,635   $13,390,000  $(10,596,038) $2,956,505
                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------
                                 ----------  ----------  ----------  ----------   -----------  ------------  ----------

                         See accompanying notes to consolidated financial statements.

                       AVID CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                ----------------------------------------------

                                                                              1996           1995
                                                                          -----------    -----------
Continuing Operations:
Cash flows from operating activities:
    Net loss from continuing operations                                   $(4,711,673)   $(1,824,267)
    Adjustments to reconcile net loss to net cash used in
operating activities:
         Depreciation and amortization                                         99,205         97,528
         Expenses incurred in exchange for equity                             275,849         74,915
         Change in operating assets and liabilities:
              Prepaid expenses                                                (48,557)         5,426
              Other assets                                                     26,399        (13,036)
              Accounts payable                                                 90,455         (2,172)
              Accrued expenses                                                424,005        (24,844)
                                                                          -----------    -----------
              Net cash used in operating activities                        (3,844,317)    (1,686,450)
                                                                          -----------    -----------

Cash flows from investing activities:
    Purchases of property, plant, and equipment                                     -        (22,613)
    Purchase of short term investments                                              -     (1,018,259)
    Maturity of short term investments                                        297,254      1,515,294
                                                                          -----------    -----------
              Net cash provided from investing activities                     297,254        474,422
                                                                          -----------    -----------

Cash flows from financing activities:
    Repayment of obligation under capital lease                               (77,233)       (68,242)
    Net proceeds from issuance of preferred stock                           5,446,166            451
                                                                          -----------    -----------
              Net cash provided from (used in) financing activities         5,368,933        (67,791)
                                                                          -----------    -----------

Net cash flows from continuing operations                                   1,821,870     (1,279,819)
                                                                          -----------    -----------

Discontinued Operations:
Net cash flows from discontinuing operations                                  481,264       (321,248)
                                                                          -----------    -----------

Increase (decrease) in cash and cash equivalents                            2,303,134     (1,601,067)


Cash and cash equivalents, beginning of year                                  406,600      2,007,667
                                                                          -----------    -----------

Cash and cash equivalents, end of year                                    $ 2,709,734    $   406,600
                                                                          -----------    -----------
                                                                          -----------    -----------

Supplemental disclosure of cash flow information:
         Obligation under capital lease                                   $     4,787    $   177,987
         Cash paid for interest                                           $    12,669    $    14,336

             See accompanying notes to consolidated financial statements.

                     AVID CORPORATION AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996 AND 1995
                        --------------------------


1.  ORGANIZATION:
-----------------

Avid Corporation (the "Company") is a Pennsylvania corporation, whose principal activities were conducted through two operating divisions, Quality Biotech Inc. ("Quality Biotech"), a 94.8% owned subsidiary of the Company, and wholly-owned Avid Therapeutics Inc. ("ATI"). Quality Biotech is a provider of biosafety testing, serving more than 150 biotechnology and pharmaceutical companies worldwide. Quality Biotech performs laboratory tests on biological samples to detect or characterize potentially harmful viral contaminants. As disclosed in Note 11, Discontinued Operations, the Company sold its interest in Quality Biotech in May, 1997. As a result, all financial information has been restated to reflect these discontinued operations. ATI is engaged in the discovery and development of novel drugs to treat life-threatening viral diseases.

The Company has not been profitable since its inception. The Company expects to incur operating losses over the next several years primarily due to research and development expenditures by ATI. Substantial financing will be required by the Company to fund research and development activities at ATI. There is no assurance that such financing will be available when needed or that ATI will ultimately develop products that will be commercially successful. The Company had accumulated deficits of $10,596,038 and $4,549,673 for the years ended December 31, 1996 and 1995, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
-----------------------------------------------

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

CASH EQUIVALENTS
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents for the purpose of determining cash flows.

SHORT-TERM INVESTMENTS
Short-term investments at December 31, 1995 consisted primarily of commercial paper of U.S. companies with contractual maturity dates in January, 1996. Short-term investments may include investments which the Company believes will be held to maturity or may be held available for sale. Classifications are made at the time these investments are purchased based on the Company's intent and ability to hold such investments until maturity.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Laboratory and office equipment are depreciated on a straight-line basis over two or five years. Expenditures for repairs and maintenance are expensed as incurred.

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------


RESEARCH AND DEVELOPMENT
Research and development costs are expensed as incurred.

INCOME TAXES
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate change is enacted.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimated.

STOCK OPTION PLAN
Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with provisions of Accounting Principles Board ("APB") Opinion
No. 25,, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1995, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of financial instruments is determined by reference to various market data and other valuation considerations. The fair value of financial instruments approximates their recorded values due to their short maturities.

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995


LIQUIDITY
The Company has suffered losses from operations of approximately
$6.0 million and $1.4 million in 1996 and 1995, respectively. Working capital of approximately $2.9 million was available at December 31, 1996 to fund future operations, however, additional sources of capital will be needed to fund the Company's research and development activities. As discussed in
Note 12, the Company anticipates entering into a reorganization agreement under which it would effectively be acquired by another corporation. Should this anticipated restructuring fail to occur the Company will attempt to secure an additional round of financing or explore sublicensing certain of its technology in order to gain access to capital. Until the time such financing or sublicensing were to occur, bridge financing would be necessary. If such bridge financing were not obtained, the Company would terminate its operations.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform with the current year presentation.

3.  INVESTMENTS:
----------------

Investments consist of high-grade commercial paper with original maturities of greater than three months. At December 31, 1995, all of the short-term investments were deemed as "held to maturity" investments. Accordingly, all of these investments were carried at amortized cost in the balance sheet based on the Company's evaluation that it had both the intent and the ability to hold such investments until maturity. As of December 31, 1995, the fair market value of short-term investments was $297,254.

4.  PROPERTY & EQUIPMENT:
-------------------------

A summary of property and equipment as of December 31, 1996 and 1995 is as follows:

                                                     1996      1995
                                                  --------- ---------

              Laboratory equipment                $  47,087 $  47,087
              Equipment under capital lease         310,219   305,432
              Office equipment and other             26,521    26,521
                                                  --------- ---------
                                                    383,827   379,040
              Less accumulated depreciation and
              amortization                         (223,557) (133,352)
                                                  --------- ---------
                                                  $ 160,270 $ 245,688
                                                  ===================

The Company recorded $99,205 and $97,528 of depreciation and amortization expenses in 1996 and 1995, respectively.

On January 10, 1994, the Company entered into a lease agreement with a leasing company, which as amended, expired in January, 1996. Under the terms of the agreement, the Company could sell and lease back laboratory and office equipment up to $900,000. In connection with the sales-lease back agreement, the leasing company received warrants to purchase 48,000 shares of the Company's Common Stock at $0.75 a share, and 40,000 shares of the Company's Common Stock at $1.50 a share. The lease is being accounted for as a capital lease. Payments due under the lease during the years ended December 31 are as follows:

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------

                        YEAR
                        ----
                        1997                                   $  91,923
                        1998                                      65,452
                        1999                                      11,015
                        2000                                         355
                                                               ---------

                        Total minimum lease payments             168,745
                        Less:  Amounts representing interest      26,328
                                                               ---------
                        Present value of minimum lease payments  142,417
                        Less:  Current portion of obligation
                             under capital lease                  77,532
                                                               ---------
                        Non-current obligation under
                             capital lease                     $  64,885
                                                               =========


5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK:
-------------------------------------------

The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (together, the "Preferred Stock") are convertible into Common Stock at the option of the holder at the rate of one share of Common Stock for each share of Preferred Stock and have voting rights equal to the number of Common Shares into which they are convertible. The Preferred Stock is automatically convertible into shares of Common Stock upon consummation of an underwritten public offering meeting certain minimum requirements, or upon the vote of 66-2/3% of the Preferred Stock holders. The Preferred Stock has an annual dividend rate equal to the prime rate, as defined, plus 1.0%, and dividends not paid are cumulative. The prime rate at December 31, 1996 was 8.25% and at December 31, 1995 was 8.5%. Cumulative dividends on the Preferred Stock at December 31, 1996 and 1995 were $1,562,315 and $882,056, respectively.
The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are redeemable over a five-year period ending March 1, 2002, August 1, 2003, and November 11, 2005, respectively, at the option of the holders at the rate of $0.75, $1.50 and $1.75 per share, respectively, plus unpaid dividends.

In 1993 the Company sold 2,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") for $1,500,000, and incurred $27,716 of transaction costs. A holder of the Series A Preferred Stock received a warrant to purchase 100,000 shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock on the date of the grant. In 1994, the Company sold 2,670,504 shares of the Series B Convertible Preferred Stock (the "Series B Preferred Stock") for $4,005,756, and incurred $282,196 of transaction costs. Also in 1994, the Company issued 238,335 shares of Series B Preferred Stock in exchange of 238,335 shares of Common Stock, and in conjunction with a licensing of certain technology, issued 33,333 shares of the Series B Preferred Stock to the licensor, with share price equal to the fair market value of the Common Stock on the date of issue. In 1996, the Company sold 3,479,518 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") for $6,089,156, and incurred $642,990 of transaction costs. An additional 155,428 shares of Series C Preferred Stock was issued as part of a commission fee with regard to the Series C financing round.

                           AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------

6.  STOCK OPTIONS:
------------------

The 1992 Incentive Stock Option and Non-Qualified Stock Option Plan (the "1992 Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders in April, 1992. A total of 560,000 shares of Company's authorized Common Stock has been reserved for the 1992 Plan to be used to grant options or shares to employees, directors, advisors, and consultants. As of December 31, 1995, options had been granted to purchase a total of 404,786 shares, of which 101,000 have been exercised and 165,278 have vested. As of December 31, 1996, options had been granted to purchase a total of 446,397 shares, of which 101,000 have been exercised and 183,797 had vested.

The 1993 Incentive Stock Option and Non-Qualified Stock Option Plan (the "1993 Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders in January, 1993. A total of 750,000 shares of the Company's authorized Common Stock has been reserved for the 1993 Plan to be used to grant options or shares to employees, officers, directors, advisors, and consultants. As of December 31, 1995, options had been granted to purchase a total of 668,500 shares, of which 318,500 have vested. As of December 31, 1996, options had been granted to purchase a total of 749,500 shares, of which 421,000 had vested.

The 1995 Incentive Stock Option and Non-Qualified Stock Option Plan (the "1995 Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders in December, 1994. A total of 1,500,000 shares of the Company's authorized Common Stock has been reserved for the 1995 Plan to be used to grant options or shares to employees, officers, directors, advisors, and consultants. As of December 31, 1995, options had been granted to purchase a total of 524,793 shares, of which 1,400 have been exercised and 262,000 have vested. As of December 31, 1996, options had been granted to purchase a total of 581,393 shares, of which 1,400 have been exercised and 299,235 have vested.

An option plan for the benefit of employees of Quality Biotech (the "Quality Biotech Plan") was approved by Quality Biotech's Board of Directors and shareholders in 1987 (amendments were approved in 1989 and 1993). A total of 30,000 shares of Quality Biotech common stock had been reserved for the Quality Biotech Plan. In 1995, the Company extended an offer to all of the Quality Biotech Plan option holders to exchange Company 1995 Plan options for Quality Biotech Plan options. This exchange resulted in Quality Biotech employees being granted options to purchase 638,854 shares of Company Common Stock. As of December 31, 1995, the total options granted from this offer was 372,773, of which 208,651 have vested. As of December 31, 1996, the total options granted from this offer was 372,773, of which 268,831 have vested. This total is included in the 1995 Plan totals above.

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------

All Avid Stock Option Plans vest at 20% per year over five years.

The per share weighted-average fair value of stock options granted during 1996 and 1995 was $0.54 and 0.46 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996 - expected dividend yield 0%, risk-free interest rate of 7.65%, and an expected life of 5 years; 1995 -expected dividend yield 0%, risk-free interest rate of 7.65%, and an expected life of 5 years.

The Company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the PRO FORMA amounts indicated below:

                                                    1996            1995

         Net loss         As reported           $(6,046,365)     $(1,437,212)
                          Pro forma             $(6,145,668)     $(1,462,596)

Pro forma net loss reflects only options granted in 1996 and 1995.
Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of five (5) years and compensation cost for options granted prior to January 1, 1995 is not considered.

The following table sets forth all stock option grants through December 31, 1996 and 1995, including Quality Biotech Plan options. No options were exercised during 1996 and 102,400 options were exercised during 1995.

                                                          OPTIONS OUTSTANDING
                                                      -------------------------
                                         SHARES
                                      AVAILABLE FOR                    PRICE
                                          GRANT         SHARES       PER SHARE
                                      -------------   ---------     -----------
     Balance at December 31, 1994       1,767,814     1,042,186     $0.10-$1.70

          Granted                        (370,020)      370,020     $      1.50
          Quality Biotech Plan           (638,854)      638,854     $0.47-$1.70
          Canceled                        553,981      (553,981)              -
          Exercised                      (102,400)            -     $0.10-$1.06
                                        ---------     ---------     -----------

     Balance at December 31, 1995       1,210,521     1,497,079     $0.10-$1.70
                                        ---------     ---------     -----------
                                        ---------     ---------     -----------
          Granted                        (230,600)      230,600     $1.50-$1.70
          Canceled                         51,389       (51,389)              -
                                        ---------     ---------     -----------
     Balance at December 31, 1996       1,031,310     1,676,290     $0.10-$1.70
                                        ---------     ---------     -----------
                                        ---------     ---------     -----------

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------


7.  STRATEGIC ALLIANCE AND OTHER LICENSE AGREEMENTS:
    -----------------------------------------------

STRATEGIC ALLIANCE
The Company and Warner-Lambert Company (W-L) entered into a strategic alliance in September 1993. Under the agreement, W-L purchased 125,000 shares of the Company's Common Stock for $250,000. In addition, W-L is required to purchase an additional 125,000 shares of the Company's Common Stock for $250,000 upon the achievement of certain milestones, as defined. The agreement grants W-L semi-exclusive worldwide rights, as defined, to certain technology. In addition, the agreement provides for W-L to pay the Company certain amounts, as defined, upon the achievement of certain milestones. Each company will also have the right to receive royalties for certain products developed by the other party under the agreement.

LICENSE AGREEMENTS
In 1992, the Company entered into a licensing agreement with the Fox Chase Cancer Center ("Fox Chase"), located in Philadelphia, Pennsylvania, for certain technologies related to the discovery of antiviral therapeutics. The Company has agreed to pay Fox Chase royalties for use of the technologies, to sponsor and pay for a certain level of research to be conducted at Fox Chase, and has issued to Fox Chase Common Stock of the Company. As of December 31, 1995, the Company had no remaining financial obligation to fund such research.

On March 6, 1996, the Company executed an Exclusive Option Agreement (the "Option Agreement") with The DuPont Merck Pharmaceutical Company ("DPM"). The agreement granted the Company an exclusive, worldwide option to enter into an exclusive, worldwide license agreement covering DMP-450, DPM's HIV Protease Inhibitor. The option had a term of 9 months, and required a payment of $500,000 within 10 days of signing the Option Agreement. The Company exercised its option under the Option Agreement and entered into the License Agreement in December, 1996. The $500,000 payment was recorded in research and development expense in 1996.

Under the terms of the License Agreement, the Company paid an initial license fee of $1,750,000 which is included in research and development expense in 1996. The Company acquired a quantity of manufactured DMP-450 under a separate agreement for a total cost of $500,000 which was included in research and development expense in 1996. Under the terms of the separate agreement, $100,000 was paid for the inventory in 1996 and additional payments of $200,000 each will be made on March 31 and June 30, 1997. The License Agreement also includes a series of milestone payments to DPM based on the success of the Company's product development efforts, royalty payments based on future product sales, and license preservation fees should royalty and milestone payments not reach certain minimum payments.

The Company has entered into various licensing, research and other agreements. Should any discoveries be made under such agreements, the Company would be required to negotiate the licensing of the technology for the development of the respective discoveries or pay royalties on future product sales.

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------

8.  INCOME TAXES:
-----------------

Income tax expense (benefit) attributed to continuing operations consists of:

                                         1996          1995
                                       ---------    ----------
                        Current:
                             Federal   $  --        $ (221,635)
                             State        --             --
                                       ---------    ----------
                                          --          (221,635)
                        Deferred:
                             Federal      --             --
                             State        --             --
                                       ---------    ----------
                                          --             --
                                       ---------    ----------
                                       $  --        $ (221,635)
                                       ---------    ----------
                                       ---------    ----------

The actual provision for income taxes differs from the "expected" provision for income taxes (computed by applying the U.S. Federal corporate tax rate of 34% to income before provision for income taxes) as follows:

                                                      1996           1995
                                                -------------    -----------

     Computed expected Federal income tax       $  (1,601,969)   $ (695,607)
       benefit
     Change in the beginning of year balance
       of the valuation allowance for deferred
       tax assets allocated to income tax expense   1,792,032       492,126
     State tax benefit                               (158,877)         --
     Research and experimentation credit              (31,186)      (18,154)
                                                -------------    -----------
       Income tax benefit                       $        --      $ (221,635)
                                                -------------    -----------
                                                -------------    -----------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1996 and 1995 is presented below:

     Deferred tax assets:

       Net operating loss carryforwards         $  2,546,153   $    785,307
       Research and experimentation credit           113,700         82,514
                                                -------------    -----------
         Total gross deferred tax assets           2,659,853        867,821
       Less valuation allowance                   (2,659,853)      (867,821)
                                                -------------    -----------
         Net deferred tax assets                $       --       $     --
                                                -------------    -----------
                                                -------------    -----------

The total valuation allowance for the year ended December 31, 1996 and 1995 increased by $1,792,032 and $421,925, respectively. The estimated net tax loss carryforward as of December 31, 1996 and 1995 was $7,488,685 and $2,309,726, respectively. The net tax loss carryforward begins to expire in 2007 and the ability of the Company to utilize such losses may be affected by the potential conversion of the outstanding shares of Avid Corporation discussed in Note 12.

                        AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------


9.  COMMITMENTS AND CONTINGENCIES:
----------------------------------

The Company leases office and laboratory facilities under a cancelable (at any time, with six months notice) operating lease. The Company also leases office and laboratory facilities under a non-cancelable lease which terminates in April 2001. Rent expense charged to operations was $343,266 and $325,136 in 1996 and 1995, respectively.

The Company also leases laboratory and office equipment under various operating leases. Future minimum lease payments applicable to non cancelable operating leases as of December 31, 1996 are as follows:

                             1997              416,366
                             1998              389,895
                             1999              335,458
                             2000              301,094
                             After 2000         13,333


10. EMPLOYEE BENEFIT PLAN:
--------------------------

The Company maintains a 401(k) retirement saving plan for all eligible employees of the Company. Company contributions to the plan, if any, are made at the discretion of the Company's Board of Directors.

Starting in 1995, the Company began matching employee contributions to the 401(k) retirement saving plan. The match for the years ended December 31, 1996 and 1995 was 50% of the first 6% of salary contributed to the plan by any employee. The Company's contributions for 1996 and 1995 were $74,563 and $72,935, respectively.


11. DISCONTINUED OPERATIONS:
----------------------------

On May 27, 1997, the Company sold its interest in Quality Biotech (140,571 shares of Quality Biotech) to ViroMED Laboratories, Inc. of Minneapolis, MN and Conrad Heilman, Jr. who became President of Quality Biotech on January 27, 1997. The Company received $200,000 in consideration resulting in an estimated loss of approximately $1.8 million (including operating losses through the date of disposal) which is not reflected in the accompanying financial statements since the sale was unanticipated as of December 31, 1996. The results of Quality Biotech for 1996 and 1995 have been reported separately as discontinued operations. The components of net assets of discontinued operations included in the balance sheets at December 31, are as follows.

                       AVID CORPORATION AND SUBSIDIARIES

                            DECEMBER 31, 1996 AND 1995
                            --------------------------


                                                       1996           1995
                                                 ------------     -----------

     Current assets (principally
       accounts receivable)                      $  1,739,603     $ 1,712,247
     Unbilled revenue                                 123,332         588,476
     Accounts payable, accrued
       expenses and other                          (1,916,294)       (342,490)
     Property, plant and equipment,
       net                                            803,952              --
     Minority interest                                (35,235)             --
                                                 -------------    -----------
     Net current assets                           $   715,358     $ 1,958,233
                                                 -------------    -----------
                                                 -------------    -----------
     Property, plant and equipment,
       net                                        $     --        $   793,048
     Long-term debt                                     --           (105,467)
     Minority interest                                  --           (114,500)
                                                 -------------    -----------

     Net long-term assets                         $     --        $   573,081
                                                 -------------    -----------
                                                 -------------    -----------

The condensed statement of operations relating to the discontinued operations for the years ended December 31, are presented below:

                                                       1996           1995
                                                 ------------     -----------

     Service revenues                             $ 5,243,798     $ 5,613,152
     Operating expenses                            (6,603,525)     (4,951,014)
     Other expense, net                               (54,230)         (1,553)
     Minority interest                                 79,265         (21,231)
                                                 ------------     -----------
     Income (loss) before provision
       for income taxes                            (1,334,692)        639,354
     Provision for income taxes                         --           (252,299)
                                                 ------------     -----------
     Net income (loss)                            $(1,334,692)      $ 387,055
                                                 ------------     -----------
                                                 ------------     -----------

REVENUE RECOGNITION
The discontinued operations recognize service revenue for laboratory testing and consulting services over the estimated period such services are required to perform the test or service. Costs of service revenue, which are primarily salaries, supplies, and subcontract services are charged to operations as incurred. Losses, if any, estimated by the discontinued operation to be sustained upon completion of the test or service, are charged to operations when determinable.

Unbilled revenue represents revenue earned for laboratory testing and consulting services but not billed as of the end of the year.

                          AVID CORPORATION AND SUBSIDIARIES

                              DECEMBER 31, 1996 AND 1995
                              --------------------------

GIMV AGREEMENT
On October 3, 1996, the Company entered into an agreement with GIMV, NV and Biotech Fund Flanders, NV ("GIMV Agreement") under which the Company agreed to the following points: the Company agreed to increase the capital of Quality Biotech, NV by $457,000 by December 31, 1996 and by an additional $1,000,000 by March 31, 1997; the Company agreed to provide Quality Biotech, NV with adequate financing to conduct business through January 1, 1999 as long as it is reasonably justified by business considerations; and the Company agreed to not cause the dissolution of or move the base of operations of Quality Biotech, NV and to employ not less than 8 employees after December 31, 1998 without the prior approval of GIMV. If the Company is in default of any of these points, GIMV may demand that the Company repurchase all Series B and Series C shares purchased by GIMV, for their original purchase price. The Company was not in default at December 31, 1996. As part of the ViroMed transaction, the Company was relieved of all its obligations to GIMV.

COMMITMENTS AND CONTINGENCIES
On May 27, 1997, the Company paid Epic Therapeutics, Inc. (formerly Middlesex Sciences, Inc.) $200,000 under the terms of a settlement agreement dated September 18, 1996. Under the terms of the settlement agreement, Quality Biotech was released from any additional liability related to a dispute over breach of warranty in connection with two contracts for testing services performed by Quality Biotech. The $200,000 payment is reflected as an accrued liability within the net assets of the discontinued operation.

During 1996, Quality Biotech discovered a problem in the production of its Hepatitis A virus (HAV) inventory. As a result of this problem certain viral validation protocols performed by Quality Biotech on behalf of their clients during the period from January 1995 through December 1996 were invalid. Quality Biotech has recorded a liability for the cost to re-perform these tests which is reflected as an accrued liability within the net assets of the discontinued operation.

SIGNIFICANT CLIENTS
QBI had two clients at December 31, 1995 with account balances representing 16% and 15% of the total accounts receivable. QBI had one client with sales representing 15% of total service revenues during the year ended December 31, 1995. QBI had one client at December 31, 1996 with account balances representing 22% of the total accounts receivable. QBI had no clients with sales representing 10% or more of total service revenues during the year ended December 31, 1996.

12. SUBSEQUENT EVENT:

The Company anticipates that it will enter into an Agreement and Plan of Reorganization on or before June 30, 1997 under which all of the issued and outstanding shares of Avid Corporation will be converted into the right to receive shares of the voting common stock of another corporation with a portion of the shares being contingent upon certain milestones.

                       AVID CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEET
                                 (UNAUDITED)


                       ASSETS                                   JUNE 30, 1997
                       ------                                   -------------

Current assets:
  Cash and cash equivalents                                      $  196,042
  Prepaid expenses and other current assets                           5,614
                                                                 ----------
    Total Current Assets                                            201,656

  Property and equipment, net                                       118,768
                                                                 ----------
    Total Assets                                                 $  320,424
                                                                 ----------
                                                                 ----------

       LIABILITIES AND STOCKHOLDERS' EQUITY
       ------------------------------------

Current liabilities:
  Accounts payable                                               $  235,323
  Accrued expenses                                                  872,042
  Obligation under capital lease, current portion                    70,932
  Notes payable                                                     200,000
                                                                 ----------
    Total Current Liabilities                                     1,378,297
  Obligation under capital lease                                     32,719
                                                                 ----------
    Total Liabilities                                             1,411,016
                                                                 ----------

Stockholders' equity:
  Redeemable convertible Preferred Stock,
    $0.01 par value, 17,000,000 shares authorized:
      Series A, 2,000,000 shares authorized, 1,683,921 shares
        issued and outstanding                                       16,839
      Series B, 6,000,000 shares authorized, 2,953,698 shares
        issued and outstanding                                       29,537
      Series C, 9,000,000 shares authorized, 3,694,289 shares
        issued and outstanding                                       36,943
  Common Stock, $0.01 par value, 30,000,000 shares authorized,
    7,202,543 shares issued and outstanding                          72,025
  Additional paid-in capital                                     13,486,482
  Accumulated deficit                                           (14,732,418)
                                                                 ----------
    Total Stockholders' Equity                                   (1,090,592)
                                                                 ----------

    Total Liabilities and Stockholders' Equity                   $  320,424
                                                                 ----------
                                                                 ----------


          See accompanying notes to unaudited condensed consolidated financial statements.

                      AVID CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                                 (UNAUDITED)


                                                                 1997            1996
                                                             -----------      -----------
Operating expenses:
    Selling, general, and administrative                     $   612,644      $   444,405
    Research and development                                   1,784,980          998,811
                                                             -----------      -----------
                                                               2,397,624        1,443,216
                                                             -----------      -----------
       Loss from operations                                   (2,397,624)      (1,443,216)
                                                             -----------      -----------
Other income (expense):
       Interest income                                            36,662           14,688
       Interest expense                                           (7,196)          (1,679)
                                                             -----------      -----------
                                                                  29,466           13,009
                                                             -----------      -----------
       Loss from continuing operations
          before provision for income taxes                   (2,368,158)      (1,430,207)
                                                             -----------      -----------
Income tax benefit                                                   --               --
                                                             -----------      -----------
       Net loss from continuing operations                    (2,368,158)      (1,430,207)

Discontinued operations:
Loss from operations of Quality Biotech                       (1,768,222)        (262,772)
                                                             -----------      -----------
       Net loss                                              $(4,136,380)     $(1,692,979)
                                                             -----------      -----------
                                                             -----------      -----------

   See accompanying notes to unaudited condensed consolidated financial statements.

                                        22

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                                 (UNAUDITED)


                                                                    1997            1996
                                                                -----------      -----------
Continuing Operations:
Cash flows from operating activities:
   Net loss from continuing operations                          $(2,368,158)     $(1,430,207)
   Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation and amortization                                  45,252           43,872
      Expenses incurred in exchange for equity                        4,500            4,400
      Change in operating assets and liabilities:
         Prepaid expenses                                            42,943          (38,732)
         Accounts payable                                           130,241           83,542
         Accrued expenses                                           442,127           31,655
                                                                 -----------      -----------
            Net cash used in operating activities                (1,703,095)      (1,305,470)
                                                                 -----------      -----------
Cash flows from investing activities:
   Purchases of property, plant, and equipment                       (3,750)              --
   Maturity of short term investments                                    --          297,254
                                                                 -----------      -----------
            Net cash (used in) provided from investing activities     (3,750)         297,254
                                                                 -----------      -----------
Cash flows from financing activities:
   Proceeds from the issuance of notes payble                       200,000               --
   Repayment of obligation under capital lease                      (38,766)         (38,467)
   Net proceeds from issuance of preferred stock                     84,783          (36,026)
                                                                 -----------      -----------
            Net cash provided from (used in) financing activities   246,017          (74,493)
                                                                 -----------      -----------
Net cash flows from continuing operations                        (1,460,828)      (1,082,709)
                                                                 -----------      -----------
Discontinued Operations:
Net cash flows from discontinuing operations                     (1,052,864)         709,057
                                                                 -----------      -----------
Decrease in cash and cash equivalents                            (2,513,692)        (373,652)

Cash and cash equivalents, beginning of the period                2,709,734          406,600
                                                                 -----------      -----------
Cash and cash equivalents, end of the period                      $ 196,042        $  32,948
                                                                 -----------      -----------
                                                                 -----------      -----------

   See accompanying notes to unaudited condensed consolidated financial statements.

                      AVID CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)


1.   Basis of Presentation

     The accompanying unaudited financial statements of Avid Corporation and subsidiaries ("Avid") have been prepared in accordance with generally accepted accounting principles and applicable Securities and Exchange Commission regulations for interim financial information. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is presumed that users of this interim financial information have read or have access to the audited financial statements for the preceding fiscal year contained in Item 7(a) in this Current Report on Form 8-K/A report. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

2.   Notes Payable

     On June 30, 1997 Avid issued promissory notes totaling $200,000 payable to investors of Avid for bridge debt financing and an additional $225,000 was issued prior to August 28, 1997, the acquisition closing date. The debt was used to finance Avid's operations until the merger with Triangle Pharmaceuticals, Inc. ("Triangle") was finalized. The notes with a 15% per annum interest rate were payable upon demand and were subsequently paid as a result of the merger with Triangle. One of the investors was an entity affiliated withthe venture capital funds providing the financing is managed by the Chairman of Avid.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(b)  PRO FORMA FINANCIAL DATA.


                            TRIANGLE PHARMACEUTICALS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                      PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                    JUNE 30, 1997
                                     (UNAUDITED)

                                             HISTORICAL                   PRO FORMA
                                       ----------------------     --------------------------
ASSETS                                   TRIANGLE      AVID        ADJUSTMENTS    COMBINED
                                                                    (NOTE 1)
                                       -----------   --------     ------------   -----------
Current assets:
  Cash and cash equivalents            $50,111,941   $196,042     $      --      $50,307,983
  Restricted deposits                       40,850        --             --           40,850
  Investments                           24,335,822        --             --       24,335,822
  Interest receivable                      278,194        --             --          278,194
  Other receivables                        976,068        --             --          976,068
  Prepaid expenses                         337,234      5,614            --          342,848
                                       -----------   --------     ------------   -----------
    Total current assets                76,080,109    201,656            --       76,281,765
                                       -----------   --------     ------------   -----------
Property, plant and equipment, net         998,452    118,768       (118,768)(d)     998,452
Restricted deposits                         97,899        --             --           97,899
                                       -----------   --------     ------------   -----------
   Total assets                        $77,176,460   $320,424     $ (118,768)    $77,378,116
                                       -----------   --------     ------------   -----------
                                       -----------   --------     ------------   -----------



     See accompanying notes to unaudited pro forma condensed combined balance sheet.


                            TRIANGLE PHARMACEUTICALS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                      PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                    JUNE 30, 1997
                                     (UNAUDITED)

                                                        HISTORICAL                          PRO FORMA
                                              ----------------------------    ----------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY            TRIANGLE           AVID          ADJUSTMENT           COMBINED
------------------------------------                                              (NOTE 1)
                                              ------------    ------------    ---------------      -------------
Current liabilities:
  Accounts payable ........................   $  1,348,443      $  235,323     $          --        $  1,583,766
  Accrued license fees ....................        500,000              --                --             500,000
  Capital lease obligation-current ........        113,425          70,932                --             184,357
  Other accrued expenses ..................      1,818,447         872,042         1,100,000 (c)       3,790,489
  Notes payable ...........................             --         200,000                --             200,000
                                              ------------    ------------    ---------------      -------------
    Total current liabilities .............      3,780,315       1,378,297         1,100,000           6,258,612
  Capital lease obligation ................        353,816          32,719                --             386,535
                                              ------------    ------------    ---------------      -------------
    Total liabilities .....................      4,134,131       1,411,016         1,100,000           6,645,147
                                              ------------    ------------    ---------------      -------------
  Stockholders' equity:
  Common Stock ............................         19,585          72,025           (72,025)(b)          19,985
                                                                                         400 (a)
  Redeemable convertible preferred stock ..             --          83,319           (83,319)(b)              --
  Warrants ................................        200,103              --                --             200,103
  Additional paid-in capital ..............     94,019,823      13,486,482       (13,486,482)(b)     102,136,923
                                                                                   8,117,100 (a)

  Accumulated deficit during development
    stage .................................    (21,045,065)    (14,732,418)       14,732,418 (b)     (31,471,925)
                                                                                 (10,426,860)(d)
  Deferred compensation ...................       (152,117)             --                --            (152,117)
                                              ------------    ------------    ---------------      -------------
    Total stockholders' equity ............     73,042,329      (1,090,592)       (1,218,768)         70,732,969
                                              ------------    ------------    ---------------      -------------
    Total liabilities and stockholders'
      equity ..............................   $ 77,176,460     $   320,424       $  (118,768)       $ 77,378,116
                                              ------------    ------------    ---------------      -------------
                                              ------------    ------------    ---------------      -------------

        See accompanying notes to pro forma condensed combined financial data.

                            TRIANGLE PHARMACEUTICALS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         FOR THE YEAR ENDED DECEMBER 31, 1996
                                     (UNAUDITED)

                                                    HISTORICAL                    PRO FORMA
                                         ----------------------------    ------------------------------
                                            TRIANGLE          AVID        ADJUSTMENTS        COMBINED
                                                                           (NOTE 2)
                                         -------------   ------------     -----------     -------------
Operating expenses:
  License fees ........................  $   3,267,147   $         --     $      --       $   3,267,147
  Development .........................      4,966,732      3,896,532            --           8,863,264
  General and administrative ..........      3,558,041        814,537            --           4,372,578
                                         -------------   ------------     -----------     -------------
                                            11,791,920      4,711,069            --          16,502,989
Other income (expense):
Interest income .......................        875,337         14,688            --             890,025
Interest expense ......................             --        (14,336)           --             (14,336)
Other .................................             --           (956)           --                (956)
                                         -------------   ------------     -----------     -------------
Net loss ..............................  $ (10,916,583)  $ (4,711,673)    $      --       $ (15,628,256)
                                         -------------   ------------     -----------     -------------
                                         -------------   ------------     -----------     -------------

Pro forma net loss per share ..........  $       (0.75)                                   $       (1.05)
                                         -------------                                    -------------
                                         -------------                                    -------------
Shares used in computing pro
  forma net loss per share ............     14,478,951                      400,000 (e)      14,878,951
                                         -------------                    -----------     -------------
                                         -------------                    -----------     -------------

        See accompanying notes to pro forma condensed combined financial data.

                          TRIANGLE PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                                    HISTORICAL                    PRO FORMA
                                         ----------------------------    ------------------------------
                                            TRIANGLE          AVID        ADJUSTMENTS        COMBINED
                                                                           (NOTE 2)
                                         -------------   ------------     -----------     -------------
Operating expenses:
  License fees ........................  $    500,000    $         --     $        --     $     500,000
  Development .........................     6,693,479       1,784,980              --         8,478,459
  General and administrative ..........     3,464,610         612,644              --         4,077,254
                                         -------------   ------------     -----------     -------------
                                           10,658,089       2,397,624              --        13,055,713

Other income (expense):                                                            --
  Interest income .....................     1,497,190          36,662              --         1,533,852
  Interest expense ....................            --          (7,196)             --            (7,196)
                                         -------------   ------------     -----------     -------------

Net loss ..............................  $ (9,160,899)   $ (2,368,158)    $        --     $ (11,529,057)
                                         -------------   ------------     -----------     -------------
                                         -------------   ------------     -----------     -------------

Net loss per share ....................  $      (0.51)                                    $       (0.63)
                                         -------------                                    -------------
                                         -------------                                    -------------
Shares used in computing net loss
  per share ...........................    17,825,678                         400,000 (e)    18,225,678
                                         -------------                    -----------     -------------
                                         -------------                    -----------     -------------

        See accompanying notes to pro forma condensed combined financial data.

                            TRIANGLE PHARMACEUTICALS, INC.
                            (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                     (UNAUDITED)


Note 1 - Pro Forma Condensed Combined Balance Sheet Adjustments


The unaudited pro forma condensed combined balance sheet adjustments have been prepared to reflect the acquisition by Triangle Pharmaceuticals, Inc. ("Triangle") of Avid Corporation ("Avid") for an aggregate purchase price of approximately $9,217,500 consisting of approximately $8,117,500 in unregistered common stock and approximately $1,100,000 of estimated direct transaction costs, as if it occured on June 30, 1997.

(a) Represents purchase price consideration paid in the form of 400,000 shares of unregistered Triangle common stock valued at $20.29 per share, representing a 15% discount from the five day average closing price for the period June 27 through July 3, 1997.

(b)  Represents the elimination of Avid's historical stockholders' equity.

(c) Represents estimated direct transaction costs for legal, accounting and investment banking services.

(d) Represents estimated allocation of purchase price; assumes that the book value of Avid's historical tangible assets and liabilities at June 30, 1997 reflect the fair market value of such tangible assets and liabilities. The fair market value of purchased drug compounds has been allocated to in-process research and development and expensed. As the fair market value of the net assets acquired, including in-process research and development, exceeded the purchase price, all non-current Avid tangible assets have been written off and the amount charged to in-process research and development reduced for the remaining excess under the provisions of APB No. 16. The purchased in-process research and development of $10.4 million has been deemed to be non-recurring and directly attributable to the acquisition and accordingly has been excluded from the pro forma results of operations. The purchased in-process research and development will be expensed in the period the transaction is consummated.

Note 2 - Pro Forma Condensed Combined Statement of Operations Adjustments


The unaudited pro forma condensed combined statement of operations adjustments have been prepared to reflect the acquisition of Avid as if it occurred on January 1, 1996.

(e) Represents adjustment to reflect the issuance of 400,000 shares of unregistered Triangle common stock.

                            TRIANGLE PHARMACEUTICALS, INC.
                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Current Rreport on Form 8-K/A to be signed on its behalf by the undersigned, hereunto duly authorized.

                                        TRIANGLE PHARMACEUTICALS, INC.


Date:  November 12, 1997                  By:  /s/ JAMES A. KLEIN, JR.
                                          ------------------------------------
                                          James A. Klein, Jr.
                                          Chief Financial Officer and Treasurer

                               INDEX OF EXHIBITS

EXHIBIT NO.   DESCRIPTION
----------    -----------

  *2.1 Agreement and Plan of Reorganization dated as of June 30, 1997, by and among Triangle.

 **2.2  Certificate of Merger between Merger Sub and Avid dated August 28,
        1997.

 **2.3 Agreement and Plan of Merger between Merger Sub and Avid, dated August 28, 1997.

  23.1  Consent of KPMG Peat Marwick LLP.

**99.1  Press Release, dated July 1, 1997.

**99.2  Press Release, dated August 29, 1997.

------------
 * Incorporated by reference to the same numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, filed with the Securities and Exchange Commission on August 14, 1997.

** Incorporated by reference to the same numbered exhibit to the Company's
    Current Report on Form 8-K dated September 11, 1997, filed with the Securities and Exchange Commission on September 11, 1997.